Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated this 25th day of May, 2005, but effective as of December 20, 2004 (the “Effective Date”), is entered into by and between Dresser, Inc., a Delaware corporation (“Employer”) and Patrick M. Murray (“Employee”).

WITNESSETH:

WHEREAS, pursuant to a resolution adopted at its December 18, 2003 meeting, the Board of Directors of Employer approved certain Compensation (as defined therein) arrangements for Employee in his capacity as Chairman of the Board (the “Compensation Resolution”);

WHEREAS, Employer and Employee now desire to enter into this Agreement by which Employer shall hire Employee as Employer’s Chief Executive Officer.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1:	EMPLOYMENT AND DUTIES:

1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until such time as his successor is elected and qualified or his earlier resignation or removal, subject to any termination of such employment as set forth in Article 3, and subject to other rights and obligations set forth in the terms and conditions of this Agreement.

1.2 Beginning as of the Effective Date, Employee shall be employed as the Chief Executive Officer of Employer. Employer shall use its best efforts to cause Employee to continue to be elected or appointed as a member of the Board of Directors of Employer (the “Board”) for so long as this Agreement is in effect. For so long as Employee is a member of the Board, Employee will also be Chairman of the Board. As Chief Executive Officer, Employee will report directly to the Board, and Employee’s duties will include such functions and operations consistent with Employee’s title and assigned him from time to time by the Board. Employee agrees to perform such functions and operations diligently and to the best of Employee’s abilities as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by the Board.

1.3 Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time, including, without limitation, Employer’s Code of Business Conduct (the “Code of Business Conduct”), which at any time during the period of his employment by Employer have been furnished in writing to Employee.

1.4 Employee shall, during the period of Employee’s employment by Employer, devote Employee’s full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that materially interferes with Employee’s performance of Employee’s duties hereunder or is contrary to the interest of Employer or any of Dresser, Ltd.’s current or future affiliated subsidiaries (each a “Dresser Entity” or, collectively, the “Dresser Entities”) or requires any significant portion of Employee’s business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Dresser Entities or materially interfere with Employee’s performance of his duties hereunder. In addition, Employee may serve on any corporate, civic, or charitable boards of directors, provided that such service is not otherwise a violation of any other provision of this Agreement and he first obtain approval to serve on any for-profit corporate boards in accordance with Employer’s policies and procedures regarding such service to the extent previously furnished in writing to Employee. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation’s board of directors.

1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Employer and the other Dresser Entities and to do no act which would, directly or indirectly, injure any such entity’s business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any other Dresser Entity, involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or any Dresser Entity, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity that is reasonably likely to involve a possible conflict of interest without first obtaining approval in accordance with Employer’s policies and procedures.

1.6 Nothing contained herein shall be construed to preclude the transfer of Employee’s employment or this Agreement to another Dresser Entity or Entities (“Subsequent Employer”) as of, or at any time after, the Effective Date and no such transfer shall be deemed to be a termination of employment for purposes of Article 3 hereof; provided, however, that (1) effective with such transfer, all of Employer’s obligations hereunder shall be assumed by and be binding upon, and all of Employer’s rights hereunder shall be assigned to, such Subsequent Employer, jointly and severally with Employer in all respects, and the defined term “Employer” as used herein shall thereafter be deemed amended to include such Subsequent Employer, (2) Employee shall be Chief Executive Officer and a member of the board of directors of each of the one or more companies that in the aggregate hold and/or are the successor or successors to all or substantially all of the business of Employer (“Employer Successors”), and (3) Employer shall remain jointly and severally liable and bound by this Agreement. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Employee’s rights and obligations, shall remain in full force and effect following such transfer of employment. An example of such an assignment may be the division of Employer into two separate corporate entities which each assume a portion of Employer’s business and which each then shall become Employers, or the assignment of Employee’s contract to a Dresser Entity which purchases all or substantially all of the assets of Employer, which purchaser will then become an Employer.

1.7 The Compensation Resolution is hereby superseded in its entirety and shall hereafter be of no further force or effect; provided, however, that if the Termination Date occurs prior to December 31, 2006, the Compensation Resolution shall thereupon become effective and of full force and effect once again. In addition, the “Chairman Fee” previously awarded to Employee in connection with his service as the non-executive chairman of the Board, is hereafter terminated.

ARTICLE 2:	COMPENSATION AND BENEFITS:

2.1 From January 1, 2005 to the earlier of “Termination Date” (as defined in Article 3) or December 31, 2006, Employee’s base salary shall be not less than $200,000 per annum, which base salary shall be paid by Employer in accordance with its standard payroll practice for its executives. Employer and Employee shall renegotiate Employee’s base salary for periods after the 2006 calendar year.

2.2 From January 1, 2005 to the Termination Date, Employee will be eligible for an Annual Bonus to be awarded, if at all, based on achievement of performance goals established annually by the Board, in consultation with Employee, within the first ninety days of Employer’s fiscal year. The Board will reasonably determine whether these performance goals have been met and the amount of any Annual Bonus in its sole discretion, subject to the following guidelines: (1) the Target Annual Bonus will be equal to 50% of Employee’s base salary and the Maximum Annual Bonus will be equal to 100% of Employee’s base salary; (2) the Board may increase the Target Annual Bonus or the Maximum Annual Bonus at any time, but may not decrease them without Employee’s express written consent.

2.3 From January 1, 2005 to the Termination Date, Employee will receive a perquisite allowance as the Board may establish from time to time. In addition, Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his employment; provided that such expenses are incurred and accounted for in accordance with Employer’s applicable policies and procedures.

2.4 From January 1, 2005 to the Termination Date, Employee shall be allowed to participate, on the same basis as other senior executive employees of Employer, in all applicable medical, health, and dental care benefit plans and programs, including improvements or modifications of the same, which as of January 1, 2005 or thereafter are made available by Employer to Employer’s senior executive employees and Employer’s Supplemental Executive Retirement Plan as of January 1, 2005 (the “SERP”) (the “Benefit Plans”), excluding, however, those plans established by predecessors of Employer which as of January 1, 2005 are not generally open to new participants and in which Employee is not already a participant. Employee shall not participate in any other plans, including any life insurance, disability protection, or qualified and non-qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs than provided to its similarly situated executive employees pursuant to the terms and conditions of such benefit plans and programs. For purposes of calculating Employee’s benefits under the SERP, Employee’s salary shall be calculated to include Employee’s base salary plus an amount equal to salary amounts that were pre-paid to Employee by Employer as severance benefits in 2004.

2.5 Notwithstanding anything to the contrary in this Agreement, with the exception of equity based incentives and option plans pursuant to which Employee has received, or is contractually entitled to receive, any awards, it is specifically understood and agreed that Employer shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any incentive, compensation, or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally.

2.6 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3:	TERMINATION AND EFFECTS OF TERMINATION:

3.1 Employee’s employment with Employer may be terminated by either Employee or Employer for any reason or for no reason. The first date that either party elects to terminate this Agreement is referred to herein as the “Termination Date.” Notwithstanding the any of the terms contained herein, if the Termination Date occurs on or before December 31, 2006, this Agreement shall be automatically terminated and the Compensation Resolution shall govern the relationship of Employer and Employee as set forth in Section 1.8 hereof.

3.2 Termination of the employment relationship or status as a director does not terminate those obligations imposed by this Agreement, which are continuing obligations, including, without limitation, Employee’s obligations under Article 4 and Article 5.

ARTICLE 4:	OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION:

4.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment (or prior employment or while serving Employer as a consultant) by or directorship with Employer or any of the other Dresser Entities (whether during business hours or otherwise and whether on Employer’s premises or otherwise) which relate to the business, products or services of Employer or the other Dresser Entities (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be the sole and exclusive property of Employer or another Dresser Entity, as the case may be, and shall be treated as “work for hire”.

4.2 Employee acknowledges that the businesses of Employer and the other Dresser Entities are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or the other Dresser Entities use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and the other Dresser Entities in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or the other Dresser Entities, or make any use thereof, except in the carrying out of his responsibilities hereunder. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his intent to disclose any such confidential business information in such context so as to allow Employer or any other Dresser Entity an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

4.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee’s employment (or prior employment or while serving Employer as a consultant) by Employer or term as a director of Employer which contain or disclose confidential business information or trade secrets of Employer or the other Dresser Entities shall be and remain the property of Employer, or the other Dresser Entities, as the case may be. Upon termination of Employee’s employment or status by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

ARTICLE 5:	COVENANT NOT TO COMPETE:

5.1 From the Effective Date to the Termination Date, and until the termination of the Compensation Resolution, as reinstated by operation of Section 1.8 (the “Non-Compete Period”), he will not, in association with or as an officer, principal, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project in which Employee (i) is involved in or responsible for on the date of such termination, or (ii) has worked with or evaluated in the last year and which were still being pursued or evaluated by a Dresser Entity within one month of the time of such termination. Such restriction shall cover Employee’s activities anywhere in the world.

5.2 From the Effective Date to the Termination Date and during the Non-Compete Period, Employee will not solicit or induce any person who is or was employed by any of the Dresser Entities at any time during such term or period, excluding employees who may have left their employment by such Dresser Entity more than 60 days prior to being hired or solicited for employment by Employee, (A) to interfere with the activities or businesses of any Dresser Entity or (B) to discontinue his or her employment with any of the Dresser Entities, or employ any such person in a business or enterprise which competes with any of the Dresser Entities.

5.3 From the Effective Date to the Termination Date or during the Non-Compete Period, Employee will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of any of the Dresser Entities to divert their business to any competitor of the Dresser Entities or their affiliates.

5.4 Employee understands that the provisions of Article 5 hereof may limit his ability to earn a livelihood in a business similar to the business in which he is involved, but as a former executive officer of Employer he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer and any of the other Dresser Entities; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided hereunder is sufficient to compensate Employee for the restrictions contained in Article 5 hereof. In consideration of the foregoing and in light of Employee’s education, skills and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of Article 5 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

5.5 Employee acknowledges and agrees that his duties with Employer are of an executive nature and that he is a member of Employer’s management group. Employee agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this Article 5 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, and pursuant to Section 5.7 of this Agreement obtain injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements.

5.6 Each of the covenants of this Article 5 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder.

ARTICLE 6:	EXCISE TAX GROSS-UP PROVISIONS:

6.1 Anything in this Agreement to the contrary notwithstanding, and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Employee shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Employee of all Taxes, including any income taxes and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 6.1, if it shall be determined that Employee is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed one hundred and ten percent (110%) of the Safe Harbor Amount, then except as provided below, no Gross-Up Payment shall be made to Employee and the amounts payable under this Agreement or under any other agreement between Employee and Employer or its affiliates, other than amounts or benefits provided pursuant to any option or equity grants to Employee (the “Subject Payments”), shall be reduced (but not below zero) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made in such a manner as to maximize the Value of all Payments actually made to Employee. For purposes of reducing the Parachute Value of all Payments to the Safe Harbor Amount, only the Subject Payments shall be reduced. If the reduction of the Subject Payments would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 6.1, and the Gross-Up Payment shall be made to Employee. Employer’s obligation to make Gross-Up Payments under this Section 6.1 shall not be conditioned upon Employee’s termination of employment.

6.2 Subject to the provisions of Section 6.3, all determinations required to be made under this Article 6, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers, or if such firm is unwilling to act in such capacity, such other nationally recognized certified public accounting firm as may be mutually agreed upon by Employee and Employer (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Employer and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment or such earlier time as is requested by Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of control, at Employee’s request Employee and Employer shall mutually agree upon another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Article 6, shall be paid by Employer to or on behalf of Employee within five (5) business days of the receipt of the Accounting Firm’s determination, provided that no such payment shall be due under this Article 6 before five (5) days prior to the date the related payments of Taxes are required to be paid by Employee to the applicable taxing authority. Any determination by the Accounting Firm shall be binding upon Employer and Employee, absent manifest error. As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by Employer should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event Employer exhausts its remedies pursuant to Section 6.3 and Employee thereafter is required to make a payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

6.3 Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Employee is informed of such claim. Employee shall apprise Employer of the nature of such claim and, if applicable, the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30) calendar day period following the date on which Employee gives such notice to Employer (or such shorter period ending on the date that any payment of Taxes with respect to such claim is due). If Employer notifies

Employee in writing prior to the expiration of such period that Employer desires to contest such claim (or if Employee pays the related Taxes within such shorter period and Employer requests, within such thirty (30)-day period, that Employee claim a refund of some or all of such Taxes), then Employee shall:

(i) give Employer any information reasonably requested by Employer relating to such claim;

(ii) take such action in connection with contesting such claim or claiming such refund as Employer shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

(iii) cooperate with Employer in good faith in order effectively to contest such claim or pursue such refund, and

(iv) permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest or refund claim (including, but only to the extent reasonably incurred, costs and expenses incurred by Employee), and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.3, Employer shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that, if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of Taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due (other than any such extension arising by operation of law) is limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

6.4 If, after the receipt by Employee of a Gross-Up Payment or an amount advanced by Employer pursuant to Section 6.3, Employee becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Employee shall (subject to Employer complying in all material respects with the requirements of

Section 6.3, if applicable) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after Taxes applicable thereto), less any Taxes required to be paid by Employee with respect to the receipt thereof. If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 6.3, a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be offset, to the extent thereof, against the amount of Gross-Up Payment required to be paid. Employer may request that Employee pursue a refund of any Gross-Up Payment paid under this Article 6, and in such case the provisions of Section 6.3 and this Section 6.4 shall govern the pursuit of such refund.

6.5 Notwithstanding any other provision of this Article 6, Employer may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Employee, all or any portion of any Gross-Up Payment, and Employee hereby consents to such withholding.

6.6 For purposes of this Article 6, the following definitions will apply:

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ii) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iii) “Parachute Value” of a Payment shall mean the portion of such Payment, if any, that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, to the extent taken into account (including any discount to the present value as of the date of the change of control for purposes of Section 280G of the Code) in determining whether and to what extent the Excise Tax will apply to such Payment, as determined by the Accounting Firm.

(iv) “Payment” shall mean any payment or distribution by or on behalf of Employer or its affiliates in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Employee, whether paid or payable pursuant to this Agreement or otherwise, other than the Gross-Up Payment.

(v) “Safe Harbor Amount” means 2.99 times Employee’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(vi) “Taxes” means the incremental United States federal, state and local income, excise and other taxes payable by Employee with respect to any applicable item of income. The amount of any tax, interest or penalty shall (a) be reduced to take into account the deductibility of such item for purposes of any other tax, and (b) include any interest and penalties with respect to such tax other than interest or penalties arising from Employee’s failure to pay such tax on a timely basis following payment thereof by Employer to Employee in accordance with this Agreement, or from Employee’s failure to comply with the terms of this Agreement.

(vii) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

ARTICLE 7:	MISCELLANEOUS:

7.1 For purposes of this Agreement, the terms “affiliate” or “affiliated” mean an entity or entities in which Employer or Employer Ltd. a Bermuda corporation has a 20% or more direct or indirect equity interest or entity or entities that have a 20% or more direct or indirect equity interest in Employer or Employer Ltd.

7.2 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:	Dresser, Ltd. 15455 Dallas Parkway, Suite 1100 Addison, TX 75001 (or Employer’s current headquarters address) Attention: Vice-President & General Counsel

With a copy to:	William Macaulay, care of First Reserve Corporation at its most recent business address.

If to Employee:	To his last known personal residence

7.3 This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of Delaware, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that the rules of the American Arbitration Association shall govern in all respects with regard to the resolution of disputes hereunder as provided in Section 7.6.

7.4 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.5 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

7.6 It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for final and binding arbitration under the rules of the American Arbitration Association. Such arbitration shall be held in Dallas, Texas before a single arbitrator chosen in accordance with such rules; provided, however, that Employer, on its own behalf and on behalf of any of the other Dresser Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of Article 4 and Employee hereby consents that such restraining order or injunction may be granted without the necessity of Employer posting any bond. The parties agree that the resolution of any dispute concerning this Agreement through any of the means set forth in this Section 7.7 shall be final and binding.

7.7 This Agreement shall be binding upon and inure to the benefit of Employer, its successors in interest, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of Employer by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or permanent disability of Employee.

7.8 This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein, including without limitation the Original Agreement. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee’s employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that option plan participation is handled in separate agreements and that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

7.9 Employer will maintain directors’ and officers’ liability insurance for Employee while employed or serving as a director of Employer, and for a five (5) year period following termination of employment or director status at a level equivalent to the most favorable and protective coverage for any active officer or director of Employer.

7.10 Employer agrees to indemnify Employee for any job-related liability to the fullest extent permitted under Employer’s by-laws and other applicable indemnification agreements.

7.11 Employer will pay Employee’s legal fees and legal expenses in connection with the negotiation, drafting, implementation, interpretation, and enforcement of this Agreement.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

DRESSER, INC.

By:	/s/ MARK J. SCOTT
Name:	Mark J. Scott
Title:	Senior Vice President, Human Resources

EMPLOYEE

/s/ PATRICK M. MURRAY
Patrick M. Murray